r From the Desk of: Patrick O’Brien Chief Operating Officer and General Counsel
May 9, 2025
Ken Myszkowski, CFO
Arrowhead Pharmaceuticals, Inc.

RE:     Retirement from Role of CFO

Dear Ken,

Consistent with the oral conversations we’ve been having recently Arrowhead accepts your offer of retirement from the position of Chief Financial Officer, effective May 13, 2025. As you know, Dan Apel joined Arrowhead on April 21, 2025. Between now and May 13, you will help Dan transition into the role of CFO. You are free to work remotely except that you will attend the May 12, 2025, earnings call in the office and you will sign the FYQ2 report on Form 10-Q.

After May 13, 2025, and through January 31, 2026, it is Arrowhead’s intention that you will remain an Arrowhead employee, assuming the position of Assistant to the Chief Financial Officer. In that role, you will be reasonably available for consultation at Dan’s request, and you will assist Dan with certain regulatory filings. As Assistant to the CFO, you will be considered a full-time employee and will draw a salary at the annualized rate of $200,000. If Arrowhead terminates your employment without cause prior to January 31, 2026, you will be entitled to a lump sum payment for three months of your salary and an amount equal to the cost of three months of healthcare insurance under your post-employment COBRA rights.

Ken, Arrowhead deeply appreciates your many years of service, your wisdom, and your friendship. As you head into retirement, we wish you and your family much joy.
Regards,
/s/ Patrick O’Brien
Patrick O’Brien                        Accepted:
                             /s/ Ken Myszkowski
                            Ken Myszkowski
177 E. Colorado Blvd. Suite 700
Pasadena, CA 91105 www.arrowheadpharma.com